Exhibit 10.1

AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS AMENDMENT TO LOAN AND SECURITY AGREEMENT (the “Amendment”) is made and entered into as of the 22nd day of September, 2021 (the “Effective Date”) by and among CIBC BANK USA (“Lender”) and CAMPING WORLD PROPERTY, INC., a Delaware corporation (“Borrower”) and CWGS GROUP, LLC, a Delaware limited liability company (“Guarantor”).

WITNESSETH:

WHEREAS, Lender has heretofore made a loan (the “Loan”) to Borrower in the stated principal sum of Twenty One Million Five Hundred Twenty Five Thousand Dollars and No Cents ($21,525,000.00); and

WHEREAS, the Loan is evidenced by that certain Loan Agreement (the “Loan Agreement”) dated November 2, 2018 made by and between Borrower, Guarantor and Lender; and

WHEREAS, Lender, Borrower and Guarantor have agreed to amend certain terms in the Loan Agreement; and

WHEREAS, the agreements of the parties are set forth herein and limited to this Agreement.

AGREEMENT

NOW, THEREFORE, for valuable considerations, the receipt and sufficiency of which are hereby acknowledged, it is agreed, as of the date hereof, as follows:

(a)Preambles.  The preambles hereto are incorporated herein by reference as fully and with the same force and effect as if each and every term, provision and condition thereof was specifically recited herein at length.

(b)Definitions.  All capitalized terms herein not otherwise defined shall have the same meanings as in the Loan Agreement.

(c)Amendment to Loan Agreement.  The Loan Agreement is modified as follows:

(i)The definition of “Collateral” in Section 1.1 is deleted in its entirety and hereby replaced with the following:

Collateral means (a) all of the real property now owned or at any time hereafter acquired by any Loan Party with Loan proceeds, (b) the Mortgaged

Property as said term is defined in each Mortgage, (c) any collateral or security interest granted in any of the other Loan Documents (d) all books and records pertaining to any of the foregoing, (e) all Proceeds and products of any of the foregoing, (f) all collateral security and guaranties given by any Person with respect to any of the foregoing and (g) all collateral security and guaranties given by any Loan Party or Person to Lender (the “Kentucky Collateral”) in connection with that certain loan (the “Kentucky Loan”) from Lender to Borrower evidenced by the Loan and Security Agreement dated September 22, 2021 by and between Borrower as borrower and Lender as lender as same may be amended from time to time (the “CIBC Credit Agreement”) and also evidenced by any other loan documents evidencing or securing the CIBC Credit Agreement (the “Kentucky Loan Documents”) or any credit facility that refinances or replaces the CIBC Credit Agreement.  Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Loan Party, shall refer to such Loan Party’s Collateral or the relevant part thereof.

(ii)The definition of “Interest Period” in Section 1.1 is deleted in its entirety and hereby replaced with the following:

Interest Period means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one (1) or three (3) months thereafter as selected by Borrower pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

(a)if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)Borrower may not select any Interest Period which would extend beyond the scheduled Termination Date;

(d)Borrower may not select any Interest Period for a Line of Credit Tranche if, after giving effect to such selection, the aggregate principal amount such Line of Credit Tranche having an Interest Period ending after any date on which an installment of such Line of Credit Tranche is scheduled to be repaid would exceed the aggregate principal amount of such Line of Credit Tranche scheduled to be outstanding after giving effect to such repayment; and

(e)Lender may, in its discretion, require that the first Interest Period under this Agreement be a period less than one (1) month (determined by Lender).

(iii)The definition of “LIBO Rate” in Section 1.1 is deleted in its entirety and hereby replaced with the following:

LIBO Rate shall mean, on the Interest Rate Determination Date thereof, a variable rate of interest equal to, at Lender’s election (i) the rate described as the “London Interbank Offered Rate” for the applicable Interest Period in the Money Rates section of The Wall Street Journal, or (ii) the rate of interest determined by Lender in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the London Interbank Offered Rate for U.S. Dollars for the applicable Interest Period based upon the information presented on Bloomberg, L.P., page “BBAM”, or such other page as may replace page BBAM on that service (the “Libor Index Page”), as of 11:00 a.m. (London time) on the day of determination of such LIBO Rate, in either case rounded up to the nearest one-sixteenth of one percent.  If the Libor Index Page or The Wall Street Journal ceases to provide such quotes, a comparable replacement, as determined by Lender, may be used by Lender.  If on any date of determination (a) more than one “London Interbank Offered Rate” for the applicable Interest Period is published in The Wall Street Journal, or (b) more than one London Interbank Offered Rate for the applicable Interest Period appears on the Libor Index Page, the highest of such rates will be the rate used for such day.

(iv)The definition of “Obligations” in Section 1.1 is deleted in its entirety and hereby replaced with the following:

Obligations means all advances to, and debts, liabilities, obligations, covenants and duties (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement and any other Loan Document and under the CIBC Credit Agreement and under the Kentucky Loan Documents including Attorney Costs, all Hedging Obligations permitted hereunder which are owed to Lender or its Affiliates, and all other Bank Products Obligations, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due and including interest and fees that accrue after the commencement by or against Borrower or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by Borrower under any Loan Document and (b) the obligation of Borrower to reimburse any amount in respect of any of the foregoing that Lender, in its sole discretion, may elect to pay or advance on behalf of Borrower.

(v)The definition of “Prime Rate” in Section 1.1 is deleted in its entirety and hereby replaced with the following:

Prime Rate shall mean shall mean an annual rate of interest equal to the prime rate as announced from time to time by Lender or its parent (which is not necessarily the lowest rate charged to any customer), adjusted and changing immediately when and as said prime rate changes. Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate announced by Lender shall take effect at the opening of business on the day specified in the public announcement of such change; provided that Lender shall not be obligated to give notice of any change in the Prime Rate.

(vi)The following language is added to the end of Section 7.8:

Special Provisions Governing LIBO Rate Loans.

(i)Use of LIBOR; No Lender Liability.  In the event that a LIBO Rate Loan is continued as a LIBO Rate Loan, then, as soon as practicable after 11:00 a.m. (Chicago time) on the Interest Rate Determination Date, Lender shall determine (which determination shall conclusively be deemed to be correct absent manifest error) the Adjusted LIBO Rate which shall apply to the requested LIBO Rate Loan and shall promptly give notice thereof to Borrower.  Lender does not warrant, nor accept responsibility, nor shall Lender have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto (including any Benchmark Replacement) or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

(ii)Replacing USD LIBOR.  On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of USD LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12-month USD LIBOR tenor settings.  On the earlier of (i) the date that all Available Tenors of USD LIBOR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is USD LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(iii)Replacing Future Benchmarks.  Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrower without any amendment to this Agreement or any other Loan Document, or further action or consent of the Borrower. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until Borrower’s receipt of notice from Lender that a Benchmark Replacement has replaced such Benchmark, and, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During the period referenced in the foregoing sentence, the component of ABR based upon the Benchmark will not be used in any determination of ABR.

(iv)Benchmark Replacement Conforming Changes.  In connection with the implementation and administration of a Benchmark Replacement, Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(v)Notices; Standards for Decisions and Determinations.  Lender will promptly notify the Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Lender pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section.

(vi)Unavailability of Tenor of Benchmark.  At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-

current Benchmark is a term rate (including Term SOFR or USD LIBOR), then Lender may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) Lender may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Benchmark” means, initially, USD LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to this Section titled “Benchmark Replacement Setting”, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor:

(1)For purposes of clause (a) of this Section, the first alternative set forth below that can be determined by Lender:

(a)the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, or

(b)the sum of: (i) Daily Simple SOFR   and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of USD LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in clause (a) of this Section; and

(2)For purposes of clause (b) of this Section, the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by Lender as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated or bilateral credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Lender decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than USD LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Lender in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for bilateral business loans; provided, that if Lender decides that any such convention is not administratively feasible for Lender, then Lender may establish another convention in its reasonable discretion.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Borrower.

“Early Opt-in Election” means the occurrence of:

(1)a determination by Lender that at least ten currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate, and

(2)the election by Lender to trigger a fallback from USD LIBOR and the provision by Lender of written notice of such election to Borrower.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

(vii)Section 8.15(b) is deleted in its entirety and hereby replaced with the following:

(b)If any of the Collateral shall be sold, transferred or otherwise disposed of by Borrower in a transaction permitted by this Agreement, then Lender, at the request and sole expense of Borrower, shall execute and deliver to Borrower all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral.  Notwithstanding anything to the contrary contained herein and provided that no Event of Default shall have occurred under this Agreement or under the Loan Documents or under the CIBC Credit Agreement or under the Kentucky Loan Documents, Lender will release the Kentucky Collateral upon such time as the Kentucky Loan is Paid in Full as a result of a sale of the Kentucky Collateral to a third party unrelated to Borrower or any Loan Party, all as determined by Lender in Lender’s reasonable discretion.  At the request and sole expense of Borrower, a Loan Guarantor shall be released from its obligations hereunder in the event that all the equity interests of such Loan Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by this Agreement; provided that Borrower shall have delivered to Lender, with reasonable notice prior to the date of the proposed release, a written request for release identifying the relevant Loan Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents.

(viii)The following language is hereby added as Section 13.1.2(c):

or (c)the occurrence of any event of default under the CIBC Credit Agreement or under any document evidencing or securing the CIBC Credit Agreement or any credit facility that refinances or replaces the CIBC Credit Agreement, in each case after the expiration of any applicable grace or cure period.

(d)Effective Date.  The effective date of this Amendment shall be the Effective Date.

(e)Lender Expenses.  Borrower agrees to pay all costs, fees and expenses (including but not limited to legal fees) incurred by Lender in connection with the preparation of this Amendment.  Such of the foregoing as are incurred prior to the execution and delivery of this Amendment shall be paid concurrent with such execution and delivery.  All other fees, costs and expenses shall be paid within five (5) business days after notice from Lender of the amount due and the reason therefor.

(f)Ratification.  The Loan Agreement is hereby ratified, confirmed and approved and is and shall remain in full force and effect pursuant to the terms and conditions set forth therein, except to the extent otherwise expressly modified hereby.

(Remainder of Page Intentionally Blank; Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day, month and year first written above.

LENDER:		BORROWER:

CIBC BANK USA, an Illinois state- chartered Bank		CAMPING WORLD PROPERTY, INC., a Delaware corporation

By:	/s/ Leemor Medina	By:	/s/ Brent Moody
Name:	Leemor Medina	Name:	Brent Moody
Title:	Managing Director	Title:	President

GUARANTOR:

CWGS GROUP, LLC, a Delaware limited liability company

		By:	/s/ Brent Moody
		Name:	Brent Moody
		Title:	President